UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 25, 2009

Chiquita Brands International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Fifth Street, Cincinnati, Ohio		45202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	513-784-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously disclosed, on April 3, 2008 Chiquita’s Board of Directors created a Special Litigation Committee ("SLC") to investigate claims brought against certain of the company’s current and former officers and directors in federal and state derivative lawsuits. The lawsuits allege that the defendants breached fiduciary duties owed to the Company and wasted corporate assets, principally in connection with the payments that were the subject of the company’s March 2007 plea agreement with the U.S. Department of Justice. The SLC retained independent legal counsel to assist with conducting an investigation of these matters.

After an investigation that included 70 interviews of 53 witnesses and the review of over 750,000 pages of documents, the SLC determined, in the exercise of its business judgment, that it is not in the best interests of the Company or its shareholders to continue legal action on any of the claims asserted against these officers and directors. To this end, the SLC filed a report containing its factual findings and determinations and a motion to dismiss the consolidated federal derivative cases with the United States District Court for the Southern District of Florida on February 25, 2009.

The SLC is in the process of reviewing improvements to the company’s compliance program that have previously been made, in order to determine whether any further enhancements are necessary.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chiquita Brands International, Inc.

February 25, 2009	By:	/s/ James E. Thompson

Name: James E. Thompson
Title: Senior Vice President, General Counsel and Secretary